Exhibit 99.1

	FIRST AMENDMENT TO
	LOAN AND SECURITY AGREEMENT


This First Amendment To Loan and Security Agreement, dated as of
March 9, 2005 is entered into by and between Westernbank Puerto Rico, a Puerto Rico Banking corporation ("Lender") and Pueblo International,
LLC ("Pueblo"), a Delaware limited liability company, FLBN, LLC (f/k/a FLBN Corporation f/k/a Xtra Super Food Centers, Inc.), a Delaware limited liability company, FLBN/Sub-Base, LLC (f/k/a FLBN/Sub-Base Corporation f/k/a All Truck, Inc.), a Delaware limited liability company (hereinafter referred to individually as a "Borrower" and collectively as "Borrowers") and Nutritional Sourcing Corporation, a Delaware corporation ("NSC").

	RECITALS
	1. On January 28, 2005 Lender and Borrowers and NSC executed an Amended And Restated Loan And Security Agreement (the "Loan
Agreement").

	2. The Minimum Purchase Condition (as that term was originally defined in the Note Purchase Offer) has not been met and NSC has amended the Note Purchase Offer.

	3. Lender and Borrowers and NSC wish to amend the Loan Agreement as provided herein, as a result thereof and to take into account certain other matters.

NOW THEREFOR, in consideration of the premises and for other good and valuable consideration, receipt of which is acknowledged the parties hereto agree as follows:

	1.	Definitions.  (a)  Section 1.14 of the Loan Agreement is
amended to read as follows:

1.14	"Closing Date" shall mean the date of the initial
partial disbursement of "Term Loan D"(as hereafter defined) hereunder to be fixed by Lender, on or before March 11, 2005, at such place at such time as shall be specified by Lender.

(b)	Section 1.28 of the Loan Agreement is amended to read as
follows:

1.28	"Depository" shall have the meaning prescribed in
the invitation referred to in clause (a) of the definition of "Note Purchase Offer".

	(c)	Section 1.56 of the Loan Agreement is amended to read as
follows:

	1.56	"Note Purchase Offer" shall mean (a) the invitation
by NSC to holders of the Senior Secured Notes to offer to sell for cash prices designated by the offering holders any or all of their holdings of Senior Secured Notes, dated January 28, 2005 and as amended on February 28, 2005, as approved by Lender, a copy of which is attached as Exhibit B hereto and as same may hereafter be amended with the approval of Lender, (b) any similar invitation hereafter made by NSC, as same may be amended and (c) any other offer to purchase, or purchase of, Senior Secured Notes for cash hereafter made by NSC, including open market purchases and whether or not NSC utilizes an intermediary, all with the approval of, and as approved by, Lender.

(d)	Section 1.83 of the Loan Agreement is amended to read as
follows:

1.71	"Reduction Amount" shall mean the amount, if , any,
by which Term Loan D shall be less than $45,000,000 as of the close of business on March 8, 2006, less any the portion thereof not used as required in Section 2.3(d) and which is required to be returned to Lender.

(e)	Section 1.83 of the Loan Agreement is amended to read as
follows:

	1.83	"Suppressed Revolving Loans", as of any time the
amount of Term Loan D disbursed may exceed $30,000,000, shall mean the difference between (a) the amount of Term Loan B disbursed in excess of $30,000,000 minus (b) the amount of all payments of principal of Term Loan D made after such time multiplied by a fraction (i) the numerator of which is the highest amount of Term Loan D disbursed, at or prior to such time, minus $30,000,000 and
(ii) the denominator of which is the highest amount of Term Loan B disbursed, at or prior to such time.

	2.	Revolving  Loans.  Section 2.1(a) of the Loan Agreement is
amended to read as follows:

(a)	Subject to and upon the terms and conditions contained
herein, Lender agrees to make Revolving Loans to Borrowers from time to time in amounts requested by Borrowers' Agent up to the amount equal to:

(i)	Up to ninety percent (90%) of the Net Amount of
Eligible Accounts, plus

(ii)	Up to the lesser of: (A) the percentage of the
Value of Eligible Inventory stated in Schedule 2.1(a)(ii) hereof with respect to the period specified therein or
(B) the percentage of the "Net Recovery Percentage" for Eligible Inventory stated in Schedule 2.1(a)(ii) hereof with respect to the period specified therein, less

(iii)	Any Availability Reserves, less

(iv)	At such time as the amount of Term Loan D
disbursed may exceed $30,000,000, the amount of Suppressed
Revolving Loans;

provided that, except in Lender's discretion, the aggregate amount of Revolving Loans at any time outstanding pursuant to
Section 2.1(a)(i) and (ii) hereof shall in no event exceed Thirty Five Million Six Hundred Fifty Thousand Dollars ($35,650,000) (but reduced by the amounts stated in Section 2.1(a)(iii) and (iv) hereof).

3.	Special Advance Facility.  (a)  The first paragraph of
Section 2.1(f)(i) of the Loan Agreement is amended to read as follows:

(f) (i)	Borrowers shall also have available, upon the
request of Borrowers' Agent, a special revolving advance facility(the "Special Advance Facility") in the amount of up to the lesser of (x) 30% of the Value of Inventory that is not Eligible Inventory, but is otherwise acceptable to Lender for this purpose, but excluding in any event Inventory which is obsolete, expired or otherwise unsalable, in the ordinary course of business or which is described in Section 1.30(p) hereof or (y) $5,000,000 of which at least $1,800,000 must come from Lender's temporarily allowing Borrowers the use of the amount of Suppressed Availability required to be maintained by Borrowers pursuant to
Section 9.16(a) hereof, on the terms and subject to the following conditions:

	(b)	A new Section 2.1(f)(iv) shall be added to the Loan
Agreement to read as follows:

	(iv)	No Loans shall be available to Borrowers under the
Special Advance Facility and Borrowers may not request or draw any amounts thereunder, unless and until an aggregate amount of $40,000,000 shall have been disbursed by Lender under Term Loan D.

	4.	Term Loans.  Section 2.3(d) of the Loan Agreement is amended to read as follows:

(d) (i)	Lender intends to make a Term Loan to Borrowers,
of up to $45,000,000, in partial disbursements, for the purpose of repaying all of the $20,000,000 NSC Note of Pueblo Entertainment, Inc. to NSC and a portion of the $70,000,000 NSC Note of Pueblo to NSC and to be used by NSC as provided in Section 6.6 hereof; provided that, any amount of Term Loan D not used as permitted herein will be repaid to Lender by NSC and Borrowers on demand. This Term Loan ("Term Loan D") is and will be (A) evidenced by Term Loan D Promissory Notes each in the original principal amount of each partial disbursement of Term Loan D, the first such Note duly executed and delivered by Borrowers to Lender on the Closing Date and the others duly executed and delivered by Borrowers to Lender concurrently with each future partial disbursement, if any, of Term Loan D and (B) repaid together with interest and other amounts, in accordance with this Agreement, the Term Loan D Promissory Notes, and the other Financing Agreements, with installments calculated (1) as to the first partial disbursement being made on the date hereof, on the basis of 180 consecutive monthly installments and (2) as to each future partial disbursement, if any, on the basis of a number of consecutive monthly installments equal to the "Amortization Factor" (as hereafter defined) and payable on the 1st day of each month, commencing with the 1st day of the month after each partial disbursement thereof. All installments of Term Loan D, except the last installment, shall each be in the principal amount of (1) the amount disbursed divided by (2) the Amortization Factor and the last installment and final payment shall be the amount of the entire unpaid balance of such Term Loan D and Term Loan D Promissory Notes and due on the Due Date, together with interest and other amounts as provided herein and in the Term Loan D Promissory Notes. Term Loan D is and will be secured by all of the Collateral. Borrowers shall execute and deliver to Lender a Term Loan D Promissory Note at the time of each partial disbursement of this Term Loan D in the principal amount of such disbursement. Borrowers may request partial disbursements, from time to time, at any time prior to March 8, 2006 of amounts available under Term Loan D, in minimum amounts of $1,000,000. Any amounts under Term Loan D not disbursed at or prior to March 8, 2006 will no longer be available after such date.

	(ii)	A portion of each disbursement of Term Loan D
requested by Borrowers' Agent, equal to the principal of and interest on the Senior Secured Notes to be purchased pursuant to the Note Purchase Offer may, in Lender's discretion, be disbursed by Lender to the Depository or any other intermediary acting for or on behalf of NSC, on behalf of and for the account of, Borrowers and NSC (it being understood that such disbursement shall otherwise be made to Borrowers); provided that, the making of each partial disbursement of Term Loan D by Lender shall be subject to the satisfaction of each of the following conditions:

	(A)	The Depository or any other intermediary, if
any, to whom a partial disbursement of Term Loan D is to be made, entering into satisfactory agreements with Lender at the time of each such disbursement;

	(B)	Borrowers' Agent having delivered to Lender such
documents and certificates as to such matters as Lender may request;

	(C)	Borrowers having executed and delivered to
Lender a Term Loan D Promissory Note in form and substance satisfactory to Lender;

	(D)	No "Event of Default" (as defined in the
Security Pledge) has occurred and is continuing and Lender shall have received a certificate to that effect from NSC and Borrowers;

(E)	The condition specified in Section 4.1(a) must
be satisfied again as of the date of each partial disbursement of Term loan D;

(F)	Excess Availability as of the date of each
partial disbursement of Term Loan D, if any, shall not be less than $10,000,000, after giving effect to the Loans be made hereunder in connection with the transactions under the Note Purchase Offer; and

	(G)	Satisfaction and fulfillment of all conditions
elsewhere specified herein.

(iii)	The first $20,000,000 of the amount of Term Loan D
disbursed shall be applied to pay in full the $20,000,000 NSC Note of Pueblo Entertainment, Inc. to NSC (which is being substituted with a Note of Pueblo) and the balance disbursed, if any, shall be applied to pay a portion of the $70,000,000 NSC Note of Pueblo to NSC and to be used by NSC as provided in Section 6.6 hereof.

(iv)	Any portion of the amount of Term Loan D disbursed and
not used for the purposes specified in this Section 2.3(d) shall be forthwith returned to Lender on demand. In the event any portion of Term Loan D disbursed on or after the Closing Date is returned to Lender then Borrowers shall issue and deliver to Lender a new Term Loan D Promissory Note with respect to such disbursement, with the principal amount and amortization schedule thereof appropriately adjusted to give effect to the amount so returned (so that the calculations of principal repayments pursuant to Section 2.3(d)(i) hereof will be made based on the amount of Term Loan D disbursed on the relevant date minus the amount so returned), in substitution for the applicable Term Loan D Promissory Note issued and delivered by Borrowers to Lender on the date of such partial disbursement, which Term Loan D Promissory Note shall be cancelled; provided that, interest shall be payable on the amount so returned until credited to Borrowers' loan account.

(v)	As used in this Section 2.3(d) the term,
"Amortization Factor" shall mean the difference between (A) 180 months and (B) the number of whole months plus one that have elapsed from the Closing Date to the date of each partial disbursement, if any, of Term loan D; provided that; the Amortization Factor for any partial disbursement of Term Loan D made during the month of March, 2005 shall be 180.

	5.	Interest.  Section 3.7 of the Loan Agreement is amended to
read as follows:
(e)	Term Loan D may in no event be converted to a
Eurodollar Rate Loan; but at all times shall be a Prime Rate Loan.
 At such time, after March 9, 2006 as (i) the amount of the Loans, other than Revolving Loans, shall be less than $51,600,000, (ii)
 the amount of the Obligations, other than Revolving Loans, shall be equal to or less than sixty five percent (65%) of the value of the Collateral, as determined by appraisals acceptable to Lender, shown on Schedule 3.1(e) hereto and (iii) the amount of Revolving
Loans shall not exceed the amounts available to Borrowers determined pursuant to Section 2.1 hereof, then the number of percentage points in excess of the Prime Rate used to determine the Interest Rate with respect to Term loan D as specified in
Section 1.44(a)(iii) hereof, shall upon the written request of Borrowers be reduced from 3% to 2%, effective the first day of the second succeeding month following submission to Lender of proof satisfactory to Lender by Borrowers of the occurrence of such event. In no event shall any such reduction be effective prior to March 9, 2006.

	6.	Success Fee.  Section 3.7 of the Loan Agreement is amended
to read as follows:

3.7	Success Fee.  Borrowers shall pay to Lender a
"success" fee of two and seven tenths percent (2.7%) of each partial disbursement of Term Loan D, up to $42,000,000, applied to the purchase of the Senior Secured Notes (exclusive of related expenses, fees or interest). Such fee is in addition to all other fees, interest and charges payable by Borrowers to Lender and shall be fully earned as of, and payable on, each date NSC requests a partial disbursement of Term Loan D.

	7.	Use of Proceeds.  Section 6.6 of the Loan Agreement is
amended to read as follows:

6.6	Use of Proceeds.  Borrowers shall use the proceeds of
each partial disbursement of Term Loan D and any other Loans provided by Lender to Borrowers hereunder on or about the date hereof only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers' Agent to Lender on or about the date of each such disbursement (which payments shall include the costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements), not to exceed $3,000,000, in the aggregate and (b) payments to NSC, in reduction of indebtedness of Borrowers to NSC in respect of the NSC Notes not exceeding the amount of $45,000,000(including the amounts specified in Section 6.6(a) hereof; provided that, Lender may make such payments for the account of Borrowers, directly to the Depositary or other intermediary, if any, acting for or on behalf of NSC (it being understood that otherwise such payments shall be made to Borrowers). NSC shall use the proceeds of Term Loan D and payments by Borrowers in reduction of the NSC Notes only for
(a) the purchase of the Senior Secured Notes, (b) the payment of accrued interest thereon and (c) the payment of expenses incurred in connection therewith. All other Loans and Letter of Credit Accommodations made by Lender to Borrowers pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof. NSC shall use the proceeds of Term Loan D paid to it by Borrowers only for purposes of paying the amounts payable pursuant to the Note Purchase Offer. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a 'purpose credit' within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

	8.	Compliance with Other Agreements and Applicable Laws.

	Section 8.7 of the Loan Agreement is amended to read as follows:

	Except in respect of certain of the proceedings identified in the Schedule of Litigation attached to the Information Certificate, no Borrower is in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrowers are in compliance in all material respects with all applicable provisions of laws, rules regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

	9.	Indebtedness. Section 9.9(e) of the Loan Agreement is
amended to read as follows:

(e)	indebtedness of Borrowers and NSC described on
Schedule 9.9(e) hereto; provided, that: (i) the individual principal amounts of such indebtedness and aggregate principal amounts of all such indebtedness shall not exceed the amounts shown on such Schedule 9.9 hereto less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof, plus interest thereon at the rate provided for in such agreement or instrument as in effect on the date hereof, (ii) Borrowers and NSC may only make (A) regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness and
(B) with respect to a Note Purchase Offer, payments from the proceeds of Term Loan D as contemplated by this Agreement,
(iii) Borrowers and NSC shall not, directly or indirectly,
(A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto, except with respect to the Senior Secured Notes, as contemplated by the Note Purchase Offer or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except with respect to the Senior Secured Notes, as contemplated by the Note Purchase Offer, and (iv) Borrowers and NSC shall furnish to Lender all notices or demands in connection with such indebtedness either received by any Borrower or NSC or on its behalf, promptly after the receipt thereof, or sent by a Borrower or NSC or on their behalf, concurrently with the sending thereof, as the case may be; and

	10.	Restricted Junior Payments.  Section 9.19(b) of the Loan
Agreement is amended to read as follows:

(b)	Payments by Pueblo to NSC of up to $45,000,000 to be
used by NSC in accordance with the requirements of Section 6.6 hereof; provided that, as to each such payment, each of the following conditions are satisfied:

(i)	such payment shall be made with funds legally
available therefor,

(ii)	such payment shall not violate any law or
regulation or the terms of any indenture, agreement undertaking to which any Borrower is a party or by which any Borrower or its properties are bound,

(iii)	as of the date of such payment (A) no Event of
Default or act, condition or event which with the giving of notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing and (B) the making of such payment would not cause the occurrence of an Event of Default, including a failure to comply with any of the provisions of Sections 9.14, 9.15,
9.16 or 9.17 hereof;  and

(iv)	as of the date of such payment and after giving
effect thereto, Borrowers, taken as whole, shall be Solvent;
and

	11.	Note Purchase Offer.  Section 9.28(a) and (b) of the Loan
Agreement are amended to read as follows:

(a)	NSC shall not (i) after the Closing Date (A) make any
invitation to holders of the Senior Secured Notes to offer to sell any of such Notes to NSC or (B) make any offer to purchase, or purchase any, Senior Secured Notes, that in each case has not been approved by Lender or (ii) after the Closing Date, make, change or amend or agree to change or amend the terms of any Note Purchase Offer, without the approval of Lender.

(b)	NSC and Borrowers will repay to Lender on demand, any
portion of the Loans to be used by NSC (i) to purchase the Senior Secured Notes, (ii) to pay accrued interest thereon or (iii) to pay expenses in connection therewith, not so used by the ninth
(9th) day after disbursement thereof.

	12.	Loan To Value Ratio.  Section 9.30(b) of the Loan Agreement
is amended to read as follows:

(b)	If at any times the amount of Revolving Loans and
Letter Of Credit Accommodations exceed the amounts shown on
Schedule 2.1(a)(ii) hereto as of the dates therein specified Borrowers shall reduce the amount of Revolving Loans and Letter Of Credit Accommodations so that as of such dates, and at all times thereafter, the amount thereof shall not exceed the amounts specified on Schedule 2.1(a)(ii) hereto as of such dates; subject to reduction as provided in Section 2.1(b) hereof.

	13.	Events Of Default.  Section 10.1(o) of the Loan Agreement is
amended to read as follows:

(o)	any proceeds of Term Loan D not used by NSC to fund to
purchase of the Senior Secured Notes or pay accrued interest thereon or expenses in connection therewith on or prior to ninth
(9th) day after disbursement thereof, shall not be repaid to Lender on demand, together with interest thereon, as provided herein;

	14. Effect On Existing Loan Agreement. Section 12.10(d)of the Loan Agreement is amended to read as follows:

(d)	Until the Closing Date and the initial disbursement of
Term Loan D, the amount of Revolving Loans and Letter Of Credit Accommodations available to Borrowers shall be as stated in the Existing Loan Agreement and the other terms and provisions of the Existing Loan Agreement shall not be modified as provided herein.

	15.	Ministerial Changes.  (a)  The words, "the amount of Pledged
Cash and" in Section 1.36 of the Loan Agreement are deleted.

	(b)	The word, "then" in clause (ii) of Section 1.44 of the loan
Agreement after the word, "other" is amended to read, "than".

	(c)	The words, "including delivery of the Pledged Cash and" in
Section 9.16(b) of the Loan Agreement are deleted.

	(d)	The word, "Depository" as used in the Loan Agreement and
herein should read, "Depositary".

	16.	Exchange of Notes.  On the Closing Date Pueblo will issue and deliver to Lender, in pledge as part of the Collateral, its Note in substitution of and in exchange for the NSC Note of Pueblo
Entertainment, Inc. of like tenor to such NSC Note.  The term "NSC
Notes" shall include such new Note as so issued.

	17.	Full Force and Effect.  Except to the extent specifically
amended herein, all of the terms, provisions, conditions, covenants, representations and warranties contained in the Loan Agreement shall be and remain in full force and effect and the same are hereby ratified and confirmed.

	18.	Meaning of Certain Terms.  Capitalized terms used herein that are defined in the Loan Agreement and not otherwise defined herein shall have the respective meanings prescribed in the Loan Agreement.

IN WITNESS WHEREOF the parties have caused this First Amendment to Loan and Security Agreement to be executed at San Juan, Puerto Rico as of the date first above written, by officers thereunto duly authorized.

Westernbank Puerto Rico


By:/s/ Miguel Vazquez
Miguel Vazquez,
President,
Business Credit Division



Attest:                   Pueblo International, LLC
                          (f/k/a Pueblo International, Inc.)


/s/ Cecilio Diaz          By: /s/ Daniel J. O'Leary
Secretary                 Name:   Daniel J. O'Leary
                          Title:  Executive Vice President and
                                  Chief Financial Officer

Attest:                   FLBN LLC (f/k/a FLBN Corporation
                                    f/k/a Xtra Super Food Centers, Inc.)


/s/ Cecilio Diaz          By: /s/ Daniel J. O'Leary
Secretary                    Name:   Daniel J. O'Leary
                             Title:  Executive Vice President and
                                     Chief  Financial Officer


Attest:                      FLBN/ Sub-Base LLC (f/k/a FLBN/Sub
                                Base Corporation f/k/a All Truck, Inc.)


/s/ Cecilio Diaz          By:/s/ Daniel J. O'Leary
Secretary                    Name:   Daniel J. O'Leary
                             Title:  Executive Vice President and
                                     Chief Financial Officer


Attest:                      Nutritional Sourcing Corporation
                             (f/k/a Pueblo Xtra International, Inc.)


/s/ Cecilio Diaz          By: /s/ Daniel J. O'Leary
Secretary                    Name:  Daniel J. O'Leary
                             Title: Executive Vice President And
                                    Chief Financial Officer




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